Exhibit 99.2

Steve Carlson for Volume 1 Number 1

Headline

Update from the IMO

Teams begin planning toward integration of TriNet & Gevity

I am pleased to introduce this first edition of the Golden Gator, a weekly newsletter intended to keep TriNet and Gevity employees well informed about the planned merger and to address any questions or issues you may have. In this issue, I will address a key concern that has come to my attention and update you on the IMO planning session that took place at Gevity in April.

Several employees have asked if we will be moving to a common platform after the merger is complete. In an effort to ensure a seamless integration of both companies, we plan to begin to move customers to PeopleSoft as a common platform for HR applications in January, 2010.  The transition will be complete in 2011.  We will be providing training for Gevity and TriNet employees to make certain everyone is familiar with the PeopleSoft platform.  Other applications, such as finance, CRM and sales, are still being evaluated.

I would also like to update you on the successful planning session we conducted in Florida. More than three dozen people from TriNet and Gevity spent most of the week of April 20-24 in Florida at Gevity headquarters to begin planning the challenge of bringing the two companies together as a new company, “Newco” as we’ve nicknamed it.  The event was hosted by the Integration Management Office (IMO), which is responsible for preparing the launch of our combined company.

Representatives from both companies were introduced to the Deloitte program management process we’re using to manage the integration, learned a bit of TriNet’s history from TriNet Chairman and Founder Martin Babinec, participated in cross-functional breakout sessions and had a chance to do some preliminary work with their functional counterparts.

One of the interesting exercises for participants was mapping their impressions of the cultural attributes of each company.  We’re paying a good amount of attention to company cultures.  Much has been written in business journals and case studies about how some high profile mergers failed because of cultural differences that management failed to adequately address.  We’re not about to allow that to happen.

People in both companies are focused on their customers and have a “whatever it takes” attitude when it comes to getting the job done.  Those attitudes will help a great deal as the functional teams take on the work of extracting the best of both companies into the new company model.

I’ll be providing information regularly in the coming weeks that will keep you informed of our progress toward readiness for Day 1 currently targeted for the beginning of June.